Peak Hurricane Season Reemphasizes Grid Vulnerability and Tecogen Relevance

September 17, 2018

Dear Shareholder,
As we enter the peak period for the 2018 Atlantic hurricane season, we wish to remind our shareholders of the increased vulnerability of the east coast to prolonged disruptions to the power grid and our technologies’ unique relevance to this situation. Many of you may recall the dire consequences of Hurricane Sandy to the New York City area several years ago where our InVerde customers were able to continue their normal activities throughout the sustained power loss in their neighborhoods (see our Sandy press release https://ir.tecogen.com/press-releases/detail/163/grid-independent-cogen-system-from-tecogen-comes-through and related customer video https://www.youtube.com/watch?v=-SIbcNG_cQY). Our InVerde CHP product had been developed to thread the needle between being utility friendly – operationally very safe to their sensitive urban networks – while being able to assume the role of a reliable backup power source.
Today grid resilience is a dominant factor in our recent sales growth. Our flagship InVerde CHP product is universally applied in this dual role of an energy saving device in its day-to-day use but able to establish the facility as an electrified island (or microgrid) when the power goes out for extended periods (our NYC beverage warehouse customer, described in our press release on Nov 12, 2011, has operated as an island continuously for 7 years - http://investors.tecogen.com/2011-11-10-Keeping-the-Lights-on-and-the-Beer-Cold). There are numerous reasons why our technology is dominant in the east coast distributed generation (DG) market, where the grid is regarded as the most vulnerable:

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Our patented CERTS microgrid technology is simple, reliable, and inexpensive to implement. Based on algorithms for control developed by researchers at the University of Wisconsin and exclusively licensed to Tecogen, it’s truly a plug and play solution. When called upon to operate in backup mode it does so seamlessly without the highly complex controls and load balancing batteries typically used in competing generator technologies.

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Our emissions levels are extraordinarily low due to our patented Ultera after-treatment process. In third party tests, measured levels of criteria pollutants (smog, etc.) produced by Tecogen products are comparable to those of natural gas-powered fuel cells. Ultera equipped natural gas engines remain the only engines permitted in Southern California for continuous operation without operational constraints since the current standards were implemented in 2008. The value of this feature is paramount where the grid reliability is of greatest concern in highly congested urban regions with aged power grids and great sensitivity to air quality. Both features characterize much of the US eastern seaboard.

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Tecogen's 125 kW InVerde module is highly compact, with a footprint about the size of a standard plywood panel. The congested urban DG application is not amenable to large, bulky equipment such as fuel cells which, on a kW basis, typically require approximately 4 to 5 times the weight and floor space as InVerde products with similar kW capacity.

45 First Avenue, Waltham, MA 02451
781-466-6400 • 781-466-6466 (fax)
www.tecogen.com

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Tecogen’s InVerde technology is far less expensive than that of fuel cells or microturbines. The increased cost (and size) of fuel cells is substantial due to the additional complex device needed to convert natural gas to hydrogen, an unnecessary step for Tecogen natural gas engines. Generally, their true cost without government subsidies is over 5X the InVerde cost on a per kW basis. Microturbines are similarly impacted by an additional process step that impacts cost but also efficiency: the pipeline gas pressure must be boosted 100-fold before being supplied to the turbine. The required gas compression device is costly, energy intensive, and a major service item. Unless sited outdoors, often impractical in urban settings, safety code constraints for the high-pressure gas become problematic.

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Tecogen’s InVerde product is more efficient than both fuel cells and microturbine products. Tecogen’s InVerde product has an efficiency of just over 90%. The most common and latest fuel cell technology (solid oxide type) has an efficiency of about 52%, while commercially available microturbines are typically 75% to 80% efficient when applied to typical CHP applications where gas boosting is required and hot (not tepid) water is needed.

We believe the increased concern for grid resiliency will become more acute, especially in the vulnerable eastern seaboard. Tecogen’s CHP products offer reliable grid resiliency – while providing rapid payback due to day-to-day energy savings. Given our long-term success – with over 3000 units sold to date, including 200 plus InVerde sales in the greater New York region – and our technical advantages over other technologies, we are well positioned for continued growth and market dominance.
Our chiller products, which require almost no electrical power to operate, offer the same grid resiliency benefit as the InVerde CHP products. That is, with a very modest standby generator assistance, critical air conditioning can be maintained for extended periods when the power fails, a feature first demonstrated in a Tecochill-cooled Florida hotel when hurricane Andrew struck in 1992.
We believe that our products offer compelling solutions in environments that need clean and efficient energy while minimizing dependence on a vulnerable electric grid, and we believe that we are well positioned to respond to those needs.
Best Regards,

John Hatsopoulos	Benjamin Locke
Honorary Chairman,Tecogen Inc.	CEO, Tecogen Inc.

Robert Panora
President & COO, Tecogen Inc.

45 First Avenue, Waltham, MA 02451
781-466-6400 • 781-466-6466 (fax)
www.tecogen.com

Forward Looking Statements

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In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth.

45 First Avenue, Waltham, MA 02451
781-466-6400 • 781-466-6466 (fax)
www.tecogen.com